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`                    CONSULTING AND INVESTMENT BANKING AGREEMENT

    This Agreement is made and entered into as of the ___ day of ___________, 1997 by and between Duke & Co., Inc., a Florida corporation ("Duke" or "Consultant"), and EPI Technologies, Inc., a Delaware corporation (the "Company").

    In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. DUTIES OF CONSULTANT. The Consultant shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time.

         (a) CONSULTING SERVICES. The Consultant will provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, the Consultant will assist the Company in developing, studying and evaluating financing, merger and acquisition proposals and assist in negotiations and discussions pertaining thereto.

         (b) FINANCING. The Consultant will assist and represent the Company in obtaining both short and long-term financing if, as and when requested by the Company. The Consultant will be entitled to additional compensation under certain circumstances in accordance with the terms set forth in Section 3 hereof.

    The services described in this Section 1 shall be rendered by the Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as the Consultant may determine.

    2. TERM. Except as otherwise specified in Paragraph 4 hereof, this Agreement shall be effective for a two (2) year period commencing on the date hereof and ending __________, 1999.

    3.   COMPENSATION.

         (a) As compensation for the Consultant's services hereunder, the Company shall pay to the Consultant a fee of Fifty Thousand Dollars ($50,000) per year for the term of this Agreement, payable annually in advance with the first payment due upon the First Closing date (as defined in the Underwriting Agreement dated ___________, 1997 by and between Duke and the Company (the "Underwriting Agreement")) and the remaining $50,000 due on the first anniversary of the First Closing Date.

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         (b)  In addition to the financial consulting services described in
Section 1 above, the Consultant may, at the request of the Company, bring the Company in contact with persons, whether individuals or entities, that may be suitable candidates for providing the Company with, or may lead the Company to other individuals or entities that may provide the Company with, debt or equity financing or that may be suitable candidates, or may lead the Company to such suitable candidates, to purchase substantially all of the stock or assets of the Company, merge with the Company, or enter into a joint venture or other transaction with the Company. If, at any time during the term of this Agreement, the Company enters into an agreement with any such persons or their affiliates, or with any persons introduced to the Company by any such persons or their affiliates, pursuant to which the Company obtains debt or equity financing or pursuant to which substantially all of the Company's stock or assets is purchased or the Company is merged with or into another entity, or pursuant to which the Company enters into a joint venture or other transaction, the Company will pay to the Consultant, in accordance with the formula set forth below, additional compensation based on the aggregate Transaction Value (as defined below) of such transaction (the "Transaction"). Nothing herein shall be deemed or construed to obligate or require the Company to complete or consummate any Transaction for which the Consultant would be compensated hereunder or to pay the Consultant any fee or compensation for any Transaction which is not consummated.

         (c) The additional compensation to be paid will be paid upon the closing of the Transaction, by certified check, in the following amounts:

         5% of the first $5,000,000 of Transaction Value in the Transaction;

         4% of the Transaction Value in excess of $5,000,000 and up to $6,000,000;

         3% of the Transaction Value in excess of $6,000,000 and up to $7,000,000;

         2% of the Transaction Value in excess of $7,000,000 and up to $8,000,000; and

         1% of any Transaction Value in excess of $8,000,000.


         (d) "Transaction Value" shall mean the aggregate value of all cash, securities and other property (i) paid to the Company, its affiliates, or their securityholders in connection with any Transaction involving an investment in or acquisition of the Company or any affiliate (or the assets of either), (ii) paid


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by the Company or any affiliate in any such Transaction involving an investment in or acquisition of another party or its equity holdings by the Company or any affiliate, or (iii) paid or contributed by the Company or any affiliate and by the other party or parties in the event of any such Transaction involving a joint venture or similar joint enterprise or undertaking. The value of any such securities (whether debt or equity) or other property shall be the fair market value thereof as determined by agreement of the Consultant and the Company or by an independent appraiser jointly selected by the Consultant and the Company. "Transaction Value" shall also include the principal amount of any indebtedness assumed or forgiven as part of a Transaction.

         (e) In the event the Company engages in a transaction during the three year period commencing on the First Closing Date which is originated by a party other than Duke, the Company will engage Duke to review and otherwise participate in such transaction and compensate Duke on such terms as agreed to by the Company and Duke; notwithstanding the foregoing, it is acknowledged and agreed that Duke shall not be entitled to a fee pursuant to this sentence in respect of either of the transactions described on Exhibit A hereto in the event such transaction is consummated during such three year period.

         (f) In the event Duke originates, at the Company's request, a line of credit with a lender or a corporate partner, the Company and Duke will mutually agree on a satisfactory fee and the terms of payment of such fee. In the event Duke introduces the Company to a customer, at the request of the Company, and sales develop as a result of the introduction, the Company agrees to pay a fee of two percent (2%) of total sales generated directly from this introduction during the first two years following the date of the first sale. Total sales shall mean gross receipts less any applicable refunds, returns, allowances, credits, taxes and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made by or threatened against the Company. Commission payments shall be paid on the 15th day of each third month following the receipt of the customers' payments. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled, at its option, to an appropriate refund or credit against future payments under this Agreement.

         (g) All fees to be paid pursuant to this Agreement, except as otherwise specified, are due and payable to Duke in cash or company check at the closing or closings of any Transaction specified herein. In the event that the consideration in respect of a Transaction is paid out over a period of time, Duke shall be paid its pro-rata portion of such consideration as the Company is paid. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, Duke shall be entitled to a full fee as provided under


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Paragraphs 3 and 4 hereof, for any Transaction for which the discussions were initiated with a third party at the request of the Company during the term of this Agreement and which is consummated within a period of twelve months after non-renewal or termination of this Agreement.

    4. EXPENSES OF DUKE. In addition to the fees payable hereunder and regardless of whether any Transaction set forth in Paragraph 3 hereof is proposed or consummated, the Company shall reimburse Duke for Duke's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Duke pursuant to this Agreement and at the request of the Company, including without limitation, hotels, food and associated expenses and long-distance telephone calls.

    5. AVAILABLE TIME. The Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement.

    6.   LIABILITY OF DUKE.

         (1) The Company acknowledges that all opinions and advice (written or oral) given by Duke to the Company in connection with Duke's engagement are intended solely for the benefit and use of the Company in considering the Transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Duke to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Duke, or use Duke's name in any annual reports or any other reports or releases of the Company without Duke's prior written consent or as required by law.

         (2) The Company acknowledges that Duke makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities. Research reports or corporate finance reports that may be prepared by Duke will, when and if prepared, be done solely on the merits or judgement of analysis of Duke or any senior corporate finance personnel of Duke.

    7. DUKE'S SERVICES TO OTHERS. The Company acknowledges that Duke or its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Duke in conducting such business with respect to others, or in rendering such advice to others, except that Duke will not provide services to others when such services may materially and adversely affect the Company.


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    8.   COMPANY INFORMATION.

         (a) The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Duke will use and rely on data, material and other information furnished to Duke by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Duke may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

         (b) Except as required by applicable law, Duke shall keep confidential all non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company's prior written consent, other than such of its employees and advisors as Duke reasonably determines to have a need to know, provided that Duke shall instruct such employees and advisors to keep such information confidential and Duke shall be liable for any breach of such confidentiality. In the event that Duke is required by subpoena to disclose such information, the Company shall be afforded an opportunity to seek an order preserving the confidentiality of such information.

    9.   INDEMNIFICATION.

         (a) The Company shall indemnify and hold Duke harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act") or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of or are in connection with the services rendered by Duke or any transactions in connection with this Agreement, except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of acts or omissions of Duke. In addition, the Company shall also indemnify and hold Duke harmless against any and all costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

    Duke shall give the Company prompt notice of any such liability, claim or lawsuit which Duke contends is the subject matter of the Company's indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities and provided that no such settlement shall be made without the prior consent of Duke.


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    Duke shall indemnify and hold the Company harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the 1933 Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of or are in connection with the services rendered by Duke or any transactions in connection with this Agreement. In addition, Duke shall also indemnify and hold the Company harmless against any and all costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

    The Company shall give Duke prompt notice of any such liability, claim or lawsuit which the Company contends is the subject matter of Duke's indemnification and Duke thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim or lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities and provided that no such settlement shall be made without the prior consent of the Company.

         (b) In order to provide for just and equitable contribution in any case in which (i) any person entitled to indemnification under this Paragraph 9 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Paragraph 9 provides for indemnification in such case, or (ii) contribution may be required on the part of any such person in circumstances for which indemnification is provided under this Paragraph 9, then, and in each such case, the Company and Duke shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion taking into consideration the relative benefits received by each party from the transactions undertaken in connection with this Agreement (taking into account the portion of the proceeds realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was assessed, the opportunity to correct and prevent any statement or omission and other equitable considerations appropriate under the circumstances; and provided, that, in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    Within fifteen (15) days after receipt by any party to this Agreement (or its representative) of notice of the


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commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the "Contributing Party"), notify the Contributing Party of the commencement thereof, but the omission so to notify the Contributing Party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party notifies a Contributing Party or his or its representative of the commencement thereof within the aforesaid fifteen (15) days, the Contributing Party will be entitled to participate therein with the notifying party and any other Contributing Party similarly notified. Any such Contributing Party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of the Contributing Party. The indemnification provisions contained in this Paragraph 9 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

    10. DUKE AN INDEPENDENT CONTRACTOR. Duke shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. The parties hereto expressly understand and agree that Duke shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

    11.  MISCELLANEOUS.

         (a) This Agreement between the Company and Duke constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

         (b) All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if sent to Duke, shall be mailed, delivered or telegraphed and confirmed to Duke & Co., Inc., 909 Third Avenue, New York, New York 10022, Attention: President, with a copy to Zimet, Haines, Friedman & Kaplan, 460 Park Avenue, New York, New York 10022,
Attention: James Martin Kaplan, Esq., and if to the Company, shall be mailed, delivered or telegraphed and confirmed to EPI Technologies, Inc., 810 Chicago Street, Toledo, Ohio 43611, Attention: President, with a copy to Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP America Building, 200 Public Square, Cleveland, Ohio 44114, Attention: Ira C. Kaplan, Esq.

         (c) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and permitted assigns. This


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Agreement shall not be assignable by any party without the prior written consent of the other party; provided, however, that Duke shall be entitled to assign its obligations under this Agreement to another member of the National Association of Securities Dealers, Inc. with the Company's consent, which consent shall not be unreasonably withheld.

         (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

         (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

         (f) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 11(b) hereof.


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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                       DUKE & CO., INC.



                                       By:_________________________
                                       Name:
                                       Title:



                                       EPI TECHNOLOGIES, INC.



                                       By:_________________________
                                       Name:
                                       Title:


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                                                                       EXHIBIT A

                                EXCLUDED TRANSACTIONS

    The Company is currently in discussions with Laidlaw Environmental Inc., Columbia, South Carolina, and Texo Corporation, Cincinnati, Ohio, regarding joint marketing arrangements, joint ventures and participation in the Public Offering (as defined in the Underwriting Agreement).


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